                                                             EXHIBIT A

                        ______________________________

                          THIRD AMENDED AND RESTATED

                       AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                    AH&H PARTNERS FUND LIMITED PARTNERSHIP
                         ______________________________

                             As of January 1, 1996

                          THIRD AMENDED AND RESTATED
                      AGREEMENT OF LIMITED PARTNERSHIP OF
                     AH&H PARTNERS FUND LIMITED PARTNERSHIP
                       A MASSACHUSETTS LIMITED PARTNERSHIP

                               TABLE OF CONTENTS


              Heading/
              Article                                                Page
              --------                                               ----

         Defined Terms...............................................   1

         Organization of the Partnership.............................   8
              Article 1.   Name of the Partnership...................   8
              Article 2.   Purposes and Powers of the Partnership....   8
              Article 3.   Term of the Partnership...................  10
              Article 4.   Principal Place of Operation..............  10
              Article 5.   Fiscal Year...............................  11

         Partners and Their Rights and Obligations...................  11
              Article 6.   Capital Contributions.....................  11
              Article 7.   Admission of New Partners; Additional
                           Capital Contributions Prom Existing
                           Partners..................................  12
              Article 8.   Management................................  15
              Article 9.   Liability of Partners.....................  22
              Article 10.  Indemnification...........................  22
              Article 11.  Withdrawal or Retirement
                           of General Partner........................  25
              Article 12.  Transferability of a Limited
                           Partner's Interest; Substituted
                           Limited Partners; Withdrawal of a
                           Limited Partner...........................  27

         Capital Accounts, Tax Allocations and Distributions.........  28
              Article 13.  Capital Accounts..........................  28
              Article 14.  Tax Allocations...........................  33
              Article 15.  Distributions Prior to Liquidation........  37
              Article 16.  Removal of Limited Partners...............  39

         Termination.................................................  40
              Article 17.  Dissolution...............................  40
              Article 18.  Termination...............................  40

         Miscellaneous...............................................  42
              Article 19.  Certain Limitations on Withdrawal
                           and Dissolution...........................  42
              Article 20.  Portfolio Valuation.......................  43
              Article 21.  Books and Records.........................  44



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              Heading/
              Article                                                Page
              --------                                               ----

              Article 22.  Financial Reports.........................  44
              Article 23.  Inspection of Books and Records...........  45
              Article 24.  Partner's Investment Intent
                           and Transfer of Interests.................  45
              Article 25.  Amendments................................  46
              Article 26.  Prohibition of Certain Transfers;
                           Tax Elections.............................  48
              Article 27.  General Provisions........................  48

          THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP


    THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP made and entered into as of the 1st day of January, 1996, by and among Adams, Harkness & Hill, Inc., a Massachusetts corporation, as Advisory General Partner, the Managing General Partners whose names appear on SCHEDULE A attached hereto and the Persons whose names appear on SCHEDULE A attached hereto as Limited Partners.

                             W I T N E S S E T H:


    WHEREAS, Harry. E. Wells III, as the initial limited partner, and the Advisory General Partner formed AH&H PARTNERS FUND LIMITED PARTNERSHIP (the "Partnership") pursuant to an Agreement of Limited Partnership dated June 8, 1990 (the "Original Agreement"); and

    WHEREAS, as of September 13, 1990, the Original Agreement was restated in the form of an Amended and Restated Agreement of Limited Partnership of the Partnership, reflecting, among other things, the withdrawal of Harry E. Wells III as the initial limited partner; and

    WHEREAS, the Second Amended and Restated Agreement of Limited Partnership was adopted as of the 1st day of April 1992 (the "Second Amended Agreement"); and

    WHEREAS, the Second Amended Agreement has been amended on certain occasions to reflect the admission or withdrawal of certain persons as limited partners of the Partnership; and

    WHEREAS, the Limited Partners and the Advisory General Partner desire to amend and restate the Second Amended Agreement and to continue the Partnership in accordance with the terms of this Third Amended and Restated Agreement of Limited Partnership.

    NOW, THEREFORE, in consideration of the mutual promises and agreements made herein, the parties, intending to be legally bound, hereby agree as follows:

                                DEFINED TERMS

    The defined terms used in this Agreement shall, unless the context otherwise requires, have the meanings specified below. The singular shall include the plural and the masculine gender shall include the feminine, the neuter and vice versa, as the context requires.

    "Accountants" means the certified public accountants of the Partnership as may be selected by the Managing General Partners from time to time.

    "Act" means the Massachusetts Uniform Limited Partnership Act (M.G.L. Ch. 109), as amended from time to time, and any successor to such Act. Any reference to any section of the Act shall mean such section as in effect on the date hereof and shall, as appropriate, refer to any additional, replacement or substitute section of the Act or any successor act pertaining to the subject matter thereof.

    "Additional Limited Partner" means any Person admitted to the Partnership pursuant to Article 6 or Article 7 as of a date after December 31, 1995 and shown as a Limited Partner on the books and records of the Partnership.

    "Adjusted Net Asset Value" means, as of any Valuation Date, the Partnership's Net Asset Value as of such Valuation Date (without reduction for any distributions as of such Valuation Date or any advisory fees payable by the Partnership as of such Valuation Date that are allocable to the Partners' Capital Accounts as of such Valuation Date) adjusted by (x) subtracting the amount of Capital Contributions made since the prior Valuation Date and (y) adding the amount of money and the fair market value of Securities distributed since the prior Valuation Date (including money and Securities distributed as of the prior Valuation Date but excluding money and Securities distributed as of the applicable Valuation Date).

    "Advisory Fees and Allocations" means the fees paid or reallocations made to the Advisory General Partner pursuant to the Investment Management Agreement.

    "Advisory General Partner" means AH&H, in its capacity as advisory general partner of the Partnership, and/or any other Person that becomes a successor or additional Advisory General Partner of the Partnership as provided herein, in such Person's capacity as a advisory general partner of the Partnership.

    "Affiliate" means, when used with reference to a specified Person, (i) any other Person directly or indirectly owning, controlling or holding with power to vote 5% or more of the outstanding voting securities of such Person,
(ii) any other Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote by such Person, (iii) any other Person directly or indirectly controlling, controlled by or under common control with such Person, or (iv) any officer, director, partner or employee of such Person.

    "Agreement" means this Third Amended and Restated Agreement of Limited Partnership, as originally executed, and as amended, modified, supplemented or restated from time to time, as the context requires.

    "AH&H" means Adams, Harkness & Hill, Inc., a Massachusetts corporation.

    "Allocation Deficit" means, with respect to any Managing General Partner or Limited Partner for any Performance Allocation Period, the amount, if any, by which (i) the sum of such Partner's Base Amounts for Valuation Periods included in such Performance Allocation Period exceeds (ii) the sum of the adjustments made to such Partner's Capital Account pursuant to Article 13(d) of the Partnership Agreement, as of Valuation Dates included in such Performance Allocation Period.

    "Applicable Percentage" has the meaning assigned thereto from time to time in the Investment Management Agreement.

    "Base Amount" means, with respect to any Partner for any Valuation Period included in a particular Performance Allocation Period, the Applicable Percentage of the balance in such Partner's Capital Account as of the first day of such Performance Allocation Period (as determined after all allocations and distributions made to such Partner as of dates prior to such first day have been charged or credited thereto, as the case may be, but before any Capital Contributions made by such Partner as of such first day have been credited thereto), computed, solely for purposes of this definition, with the following adjustments:

    (a) there shall be added to such Partner's opening Capital Account balance for such Performance Allocation Period any Shortfall of such Partner for the immediately preceding Performance Allocation Period (computed, except as provided in clause (c) below, without regard to any adjustments to such Shortfall on account of distributions to such Partner during the applicable Performance Allocation Period);

    (b) for such Valuation Period, there shall be added to such Partner's opening Capital Account balance for such Performance Allocation Period all Capital Contributions made by such Partner during such Valuation Period and during any prior Valuation Period included in such Performance Allocation Period; and

    (c) upon each distribution to such Partner as of a date during such Valuation Period, there shall be subtracted, for purposes of determining such Partner's Base Amounts for subsequent Valuation Periods included in such Performance Allocation Period, from such Partner's opening Capital Account balance for such Performance Allocation Period (as determined after taking into account all prior adjustments thereto made on account of any Shortfall of such Partner for the immediately preceding Performance Allocation Period pursuant to clause (a), any prior Capital Contributions made by such Partner during such Performance Allocation Period pursuant to clause (b) and any distributions made to such Partner as of prior dates during such Performance Allocation Period pursuant to this clause (c) an amount equal to such distribution.

    "Book Loss" means, for any Valuation Period, the amount, if any, by which
(i) the Partnership's Net Asset Value as of the immediately preceding Valuation Date (after the payment of all Fixed Management Fees payable as of such preceding Valuation Date but before any distributions as of such preceding Valuation Date) exceeds (ii) the Partnership's Adjusted Net Asset Value as of the Valuation Date included in such Valuation Period.

    "Book Profit" means, for any Valuation Period, the amount, if any, by which (i) the Partnership's Adjusted Net Asset Value as of the Valuation Date included in such Valuation Period exceeds (ii) the Partnership's Net Asset Value as of the immediately preceding Valuation Date (after payment of all Fixed Management Fees but before any distributions as of the preceding Valuation Date.

    "Business Day" means any day that is not a Saturday, Sunday or legal holiday in Boston, Massachusetts and on which all securities exchanges on which Securities owned by the Partnership trade are open.

    "Capital Account" means, with respect to any Partner, the Capital Account established and maintained for such Partner pursuant to Article 13.

    "Capital Contribution" means, at any specified time, the total amount of money and the fair market value of any property contributed to the Partnership by all the Partners or any class of Partners or any one Partner, as the case may be (or the predecessor holders of the Interest of such Partners or Partner).

    "Certificate" means the Certificate of Limited Partnership as originally filed on behalf of the Partnership with the Secretary of the Commonwealth pursuant to the Act, and as amended, modified, supplemented or restated from time to time, as the context requires.

    "Closing" means any closing of the sale of one or more Interests in the Partnership (or portions thereof) to one or more Additional Limited Partners pursuant to Article 6 or Article 7.

    "Code" means the Internal Revenue Code of 1986, as amended (or any corresponding provision of any predecessor or successor law).

    "Commonwealth" means the Commonwealth of Massachusetts.

    "Fixed Management Fee" means the portion, if any, of the Advisory Fees and Allocations which is determined on a basis other than the investment performance of the Partnership.

    "General Partners" means the Managing General Partners and the Advisory General Partner or Partners.

    "Interest" means the interest of a Partner in the Partnership as determined under this Agreement. Reference to a majority or a specified percentage of Interests of the Limited Partners means Limited Partners whose combined Capital Account balances represent over 50% or such specified percentage of the aggregate Capital Account balances of all Limited Partners, except that for purposes of any matter contemplated by Article 8(f), a majority of Interests of the Limited Partners shall mean (A) Limited Partners whose combined Capital Account balances represent 67% or more of the Interests present at a duly called meeting of Partners if the Limited Partners whose Capital Account balances represent 50% or more of the aggregate Capital Account balances of the Limited Partners are present at such meeting or (B) Limited Partners whose Capital Account balances represents more than 50% of the aggregate Capital Account balances of all Limited partners, whichever is less.

    "Investment Advisor" means AH&H, in its capacity as investment advisor to the Partnership, or any replacement or additional investment advisor as selected by the Managing General Partners in accordance with Article 8(a) of this Agreement and the Investment Company Act.

    "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder, as the same may be amended from time to time and shall include, as applicable, any exemptive order from the requirements of the Investment Company Act granted to the Partnership by the Securities and Exchange Commission.

    "Investment Management Agreement" means the Investment Management Agreement between the Partnership and the Investment Advisor, including any and all amendments and renewals thereof and all successors thereto and any other investment management agreement with any Investment Advisor.

    "Limited Partner" means any Person who is a limited partner of the Partnership as shown on the books and records of the Partnership (including Additional Limited Partners and Substituted Limited Partners) at the time of reference thereto, in such Person's capacity as a limited partner of the Partnership.

    "Managing General Partner" means any person who is a managing general partner of the Partnership as shown on the books and records of the Partnership at the time of reference thereto, in such person's capacity as a managing general partner of the Partnership.

    "Net Asset Value" shall have the meaning used in Article 20.

    "Opening Date" shall mean each January l, April 1, July 1, and October 1 before the dissolution of the Partnership and any other dates selected by the Advisory General Partner.

    "Partner" means any General Partner or Limited Partner.

    "Partnership" means the limited partnership formed and continued by and governed under and pursuant to this Agreement, as said limited partnership may from time to time be constituted.

    "Performance Allocation Date" has the meaning assigned thereto in the Investment Management Agreement.

    "Performance Allocation Period" has the meaning assigned thereto in the Investment Management Agreement.

    "Performance Allocation" means that portion, if any, of the Advisory Fees and Allocations determined on the basis of the investment performance of the Partnership during any Performance Allocation Period.

    "Person" means any individual, corporation, partnership, trust, unincorporated organization or association, or other entity.

    "Securities" shall have the meaning as set forth in Article 2(a) hereof.

    "Securities Act" means the Securities Act of 1933, as amended and in effect from time to time and any successor thereto.

    "Shortfall" means, with respect to any Partner for any Performance Allocation Period, the amount, if any, of such Partner's Allocation Deficit for such Performance Allocation Period, computed with the following adjustments:

    (a) in computing such Partner's Allocation Deficit for such Performance Allocation Period, there shall be added to the sum of such Partner's Base Amounts for Valuation Periods included in such Performance Allocation Period the amount of such Partner's Shortfall, if any, for the immediately preceding Performance Allocation Period (taking into account all adjustments to such prior Shortfall pursuant to clause (b) on account of distributions to such Partner); and

    (b) for each distribution to such Partner pursuant to Article 15(b) as of a date during the period beginning on the Performance Allocation Date closing such Performance Allocation Period and ending on the date immediately preceding the next Performance Allocation Date, there shall be subtracted from such Partner's Allocation Deficit for such Performance Allocation Period (as determined after reducing such Allocation Deficit pursuant to this clause (b) for all distributions, in the order made, to such Limited Partner pursuant to Article 15(b) as of prior dates during the period beginning on the Performance Allocation Date closing such Performance Allocation Period and ending on the date immediately preceding the next Performance Allocation Date) all distributions, in the order made, to such Partner pursuant to Article 15(b) as of prior dates during the period beginning on the Performance Allocation Date closing such Performance Allocation Period and ending on the next following Performance Allocation Date).

    "Substituted Limited Partner" means any Person admitted to the Partnership as a Limited Partner pursuant to the provisions of Article 12 and shown as a Limited Partner on the books and records of the Partnership.

    "Tax Account" means, with respect to any Partner, the Tax Account established and maintained for such Partner pursuant to Article 13.

    "Treasury Regulations" means the Income Tax Regulations promulgated under the Code. References to specific sections of the Treasury Regulations shall be to such sections as amended, supplemented or superseded by Treasury Regulations currently in effect.

    "Valuation Date" means (i) the calendar day immediately preceding each Opening Date before the final liquidation of the Partnership (or, at the election of the Advisory General Partner, if any such day is not a Business Day, on the Business Day immediately preceding the day which otherwise would be the applicable Valuation Date) and (ii) the date as of which the Partnership is liquidated.

    "Valuation Period" means each period ending on a Valuation Date and beginning on the day after the immediately preceding Valuation Date.

    "Withdrawal" means, (i) in the case of a Partner who is a natural person, the death of such Partner or the adjudication that such Partner is incompetent, (ii) in the case of a Partner that is not a natural person, the occurrence of any event described in Section 23(7) through Section 23(10) of the Act, and (iii) in the case of any General Partner, the occurrence of any event described in Section 23(4) or Section 23(5) of the Act.

                        ORGANIZATION OF THE PARTNERSHIP

    Article 1. NAME OF THE PARTNERSHIP. The Partnership shall continue to conduct its operations under the name of "AH&H Partners Fund Limited Partnership."

    Article 2.  PURPOSES AND POWERS OF THE PARTNERSHIP.

    (a) The Partnership has been organized for the purpose of seeking capital appreciation through its trading activities in Securities as described below, and to engage in all activities and transactions as the Managing General Partners may deem necessary or advisable in connection therewith, including, without limitation:

         (i) To invest in, purchase or otherwise acquire and hold, sell, trade, transfer, exchange or otherwise dispose or realize upon securities of any and all types and descriptions (whether or not readily marketable or subject to a resale restriction in the absence of an effective registration statement under the Securities Act, or an exemption from such registration requirement) including, but not limited to, shares of capital stock, preferred stock, bonds, notes, debentures, convertible equity securities, convertible debt instruments, trust receipts, mortgages, evidences of indebtedness, certificates of deposit, certificates of interest or participation in any profit-sharing agreements, partnership or joint venture interests (including limited partnership interests), collateral trust certificates, voting trust certificates, currencies, commodities, fixed and/or variable annuities, options, certificates, receipts, warrants, futures contracts and other instruments representing rights to receive, purchase, sell or subscribe for any of the foregoing or representing any other rights or interest therein or in any other property or assets, and any and all other interests, certificates, instruments and documents whether now known or hereafter devised which are or may hereafter be commonly known or referred to as securities (all such items being herein collectively referred to as Securities);

         (ii)   To sell Securities short and to cover such sales;

         (iii) To sell or otherwise convey all or substantially all, or part, of the Securities or other assets or property of the Partnership;

         (iv) To possess, transfer, mortgage, pledge, hypothecate, create or suffer the creation of security interests in, or otherwise effect transactions in and with, and to exercise all rights, powers, privileges and other incidents of ownership and possession with respect to, Securities held or owned by the Partnership with the intention of preserving, protecting, improving or enhancing the value thereof;

         (v) To borrow or raise moneys and, from time to time, to issue, accept, endorse, and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and other evidences of indebtedness, to borrow money for the purpose of paying the purchase price of Securities, to finance the purchase of Securities by securing the payment of any indebtedness by the mortgage, pledge, conveyance, assignment in trust of, or the creation of a security interest in, the whole or any part of any property of the Partnership, whether at the time owned or thereafter acquired;

         (vi) To engage in arbitrage transactions, including, without limitation, risk arbitrage, "riskless" arbitrage, hedge arbitrage, option arbitrage, international securities arbitrage and currency arbitrage in connection with international securities arbitrage;

         (vii) To the extent permitted by applicable law, to make loans to one or more Limited Partners the repayment of which is secured by a pledge of that Partner's Capital Account balance and which must be repaid in full, with interest, on the next Opening Date; and to have all other powers available to it as a limited partnership under the Act and under the laws of other jurisdictions in connection with the conduct of its business and to carry out the purposes of the Partnership, except as and to the extent expressly limited or prohibited by this Agreement; and

         (viii) To enter into, make and perform all contracts agreements and other undertakings and to do all things necessary, advisable, incidental or convenient to the carrying out of any of the foregoing purposes and powers and for carrying out the intent of this Agreement.

Notwithstanding the foregoing, the Partnership (A) shall not engage in any activity in which a closed-end, non-diversified management investment company registered under the Investment Company Act may not engage and (B) shall not, unless consented to by 75% in Interest of the Limited Partners, (i) purchase any Securities if to do so would require any General Partner or the Partnership to register under the Commodity Exchange Act, (ii) carry on any operations or conduct regular business as a broker-dealer, (iii) knowingly perform any act which would subject any Limited Partner to liability as a general partner in any jurisdiction, or (iv) make investments constituting greater than 25% of the Partnership's Net Asset Value in "short" positions (said Net Asset Value being determined as of the preceding Valuation Date).

    Article 3. TERM OF THE PARTNERSHIP. The Partnership commenced on June 8, 1990 and shall continue until December 31, 2050 unless terminated earlier pursuant to Article 17.

    Article 4. PRINCIPAL PLACE OF OPERATION. The office of the Partnership shall be at 60 State Street, Boston, Massachusetts 02109 or at such other place or places, from time to time, as may be specified in a notice given by the Advisory General Partner to all the Limited Partners and the Managing General Partners. For purposes of the Act, the Advisory General Partner shall initially be the Partnership's agent for service of process. The Managing

General Partners may appoint a successor agent for service of process from time to time.

    Article 5. FISCAL YEAR. The fiscal year of the Partnership shall be the period ending on December 31st of each year, or if permitted by the Commissioner of Internal Revenue, such other fiscal year as the Managing General Partners shall determine from time to time but only with the consent of a majority in Interest of the Limited Partners.

                  PARTNERS AND THEIR RIGHTS AND OBLIGATIONS

    Article 6.  CAPITAL CONTRIBUTIONS.

    (a) Each Partner has contributed to the Partnership the amount of cash set forth beside his or its name on SCHEDULE A hereto. Except as specifically provided in this Article 6 or elsewhere in this Agreement or in the Act, no Managing General Partner or Limited Partner will be required to make any further contribution of cash or other property to the Partnership.

    (b)  All Capital Contributions shall be made in cash.

    (c) Upon any admission of one or more Additional Limited Partners to the Partnership, additional Capital Contribution to the Partnership by one or more existing Limited Partners or adjustment to the Partners' Capital Accounts pursuant to Article 13, the Advisory General Partner shall contribute to the capital of the Partnership cash in such amount, if any, as is necessary for the Advisory General Partner's Capital Account balance to equal the lesser of (i) l% of the sum of the positive Capital Account balances of all of the Partners or (ii) the greater of (a) $500,000 or (b) 0.2% of the sum of the positive Capital Account balances of all of the Partners.
         For as long as the Advisory General Partner retains its status as such, it shall not liquidate its Interests held by it as Advisory General Partner or accept any distribution if the Interests held by the Advisory General Partner would thereby be less than the amounts set forth in the preceding sentence. There shall not be any minimum Capital Contribution requirements from the Managing General Partners.

    (d) Except as otherwise provided herein, and subject to applicable law with respect to the rights of creditors of the Partnership, no Partner shall have any right to demand or receive the return of his Capital Contribution or Capital Account. No Partner shall be entitled to interest on his Capital Contribution or on the balance in his Capital Account. No Limited Partner or Managing General Partner shall have the right to receive property other than cash in return for his Capital Contribution or Capital Account.

    (e) Any Partner with a deficit in his Capital Account following the distribution of proceeds in liquidation of the Partnership or his entire interest in the Partnership shall be required to restore the amount of such deficit to the Partnership by the end of the taxable year of liquidation, or within ninety (90) days after the date of such liquidation, whichever is later, which amount shall be applied first to the payment of any then outstanding debts and liabilities of the Partnership, and any excess shall be paid to the Partners in proportion to their then respective positive Capital Account balances. This provision shall not inure to the benefit of creditors of the Partnership who extend nonrecourse loans to the Partnership.

    Article 7. ADMISSION OF NEW PARTNERS: ADDITIONAL CAPITAL CONTRIBUTIONS FROM EXISTING PARTNERS.

    (a) The Managing General Partners may at any time admit, subject to the provisions of this Agreement, one or more additional Managing General Partners. The Advisory General Partner may on any Opening Date admit one or more additional Advisory General Partners but only with the consent of all of the Limited Partners.

    (b) The names and addresses of the General Partners and the Interests initially owned by each of them are set forth on SCHEDULE A to this Agreement. The General Partners are listed separately as Managing General Partners and the Advisory General Partner. The Managing General Partners shall determine the number of persons to serve as Managing General Partners; provided that initially there shall be three Managing General Partners. Except as the Managing General Partners shall otherwise determine, there shall not be any minimum Capital Contribution required of a Managing General Partner. If at any time a Managing General Partner resigns, is removed, dies, becomes bankrupt or incapacitated, or retires, the remaining Managing General Partners shall, within 90 days, call a meeting of Managing General Partners for the purpose of determining to continue the Partnership, without dissolution, and, in their discretion (but subject to the requirements of Article 8(m) hereof) to elect an additional Managing General

         Partner or Managing General Partners to serve until their successors are duly elected and admitted, or for the purpose of reducing the number of Managing General Partners. Pending such determination to continue the Partnership, the Partnership will continue without dissolution. Only individuals may act as Managing General Partners, and all General Partners who are individuals shall act as Managing General Partners. Any General Partner which is a corporation, partnership, trust, joint venture or association shall act as a Advisory General Partner. Except as expressly provided in this Agreement to the contrary, a Advisory General Partner as such shall take no part in the management, conduct or operation of the Partnership's business (other than in a capacity as Investment Advisor) and shall have no authority in its capacity as a Advisory General Partner to act on behalf of the Partnership or to bind the Partnership except at the direction of the Managing General Partners.

    (c) Subject to applicable Federal and state securities and other laws, with the consent of the Advisory General Partner, any Partner may make an additional Capital Contribution to the Partnership on any Opening Date. A Partner making such an additional Capital Contribution shall provide written notice to the Advisory General Partner at least ten (10) business days before the effective date of the contribution stating the intended amount and effective date.
         The amount of permitted contribution on any Opening Date shall be as determined by the Advisory General Partner in its sole discretion. The additional Capital Contribution shall be paid to the Partnership no later than the close of business on the Opening Date. The Advisory General Partner may designate, by providing written notice to all Limited Partners at least fifteen (15) business days before an Opening Date, a minimum dollar amount for additional Capital Contributions. If such designation is made, such amount shall remain the minimum until it is changed by a subsequent notice, and the Advisory General Partner need not, but may, accept any additional Capital Contribution from a Limited Partner for any amount which is less than the minimum then in effect.

    (d) As of any Opening Date, the Advisory General Partner, in its sole discretion, may admit Additional Limited Partners upon the contribution to the Partnership of an amount to be determined by the Advisory General Partner.

    (e) The Advisory General Partner may require, as a condition to the admission of an Additional Limited Partner or to the acceptance of an additional Capital Contribution from an existing Limited Partner, that such Additional Limited Partner or such existing Partner, make such representations and warranties and execute such instrument or instruments as the Advisory General Partner may deem necessary or desirable in connection therewith. Without limiting the foregoing, in the case of admission of an Additional Limited Partner, the Advisory General Partner shall require such new partner to execute a written acceptance of all of the terms and provisions of this Agreement.

    (f) After the admission of an Additional Limited Partner or the acceptance of an additional Capital Contribution from an existing Limited Partner, the Advisory General Partner shall make any required filings under applicable law and shall amend SCHEDULE A to reflect such admission or additional Capital Contribution.

    (g) The admission of an Additional Limited Partner or the acceptance of an additional Capital Contribution from one or more existing Partners shall not cause the dissolution or termination of the Partnership.

    (h) Notwithstanding any other provision of this Agreement and except as required by the Act, the Advisory General Partner shall not permit any Limited Partner to make an additional Capital Contribution (and no Limited Partner shall be entitled to make such an additional Capital Contribution) or admit any Additional Limited Partner to the Partnership if such contribution or admission (i) would require the Partnership to register the Interests under the Securities Act, the Securities Exchange Act of 1934 or any state securities laws, unless a majority of the Managing General Partners determine that such registration is in the best interest of the Partnership, or
         (ii) would cause the Partnership to be classified as an association taxable as a corporation or a publicly traded partnership for Federal income tax purposes.

    Article 8.  MANAGEMENT.

    (a) Subject to the terms of this Agreement, the Act and the Investment Company Act, the Partnership shall be managed by the Managing General Partners, who will have complete and exclusive control over the management, conduct and operation of the Partnership's business, and, except as otherwise specifically provided in this Agreement, the Managing General Partners shall have the rights, powers and authority, on behalf of the Partnership and in its name, to exercise all of the rights, powers and authority of partners of a partnership without limited partners under the Act. Without limiting the generality of the foregoing, the Managing General Partners shall have all of the powers and rights of a general partner under the Act including, without limitation, the power on behalf and in the name of the
         Partnership:

         (i) To purchase (long, short or any combination thereof), or otherwise acquire Securities and to hold, mortgage, pledge, sell, exchange or otherwise dispose of Securities and any other personal property; to make payment therefor in any lawful manner; and to exercise, as owner or holder of any Securities, any and all rights, powers and privileges in respect thereof, including the assignment of proxies;

         (ii) To lend money or Securities or to borrow money or Securities for lawful Partnership purposes, and to give security therefor upon such terms as the Managing General Partners deem proper for the benefit of the Partnership;

         (iii) To take any and all action and make any and all elections, as is permitted for the Managing General Partners in this Agreement;

         (iv) To reform the Partnership in or to license or qualify the Partnership to transact business in one or more jurisdictions other than the Commonwealth if the Managing General Partners determine that such action would be in the best interest of the Partnership;

         (v) To perform any act, to engage in any kind of activity, and to execute, amend, deliver and perform contracts and other instruments of any kind necessary to, or in connection with or convenient or incidental to, the accomplishment of the purposes of the Partnership, so long as said activities and contracts may be lawfully carried on or performed by a partnership under applicable laws and in accordance with this Agreement;

         (vi) If there is a determination by the Internal Revenue Service, which in the opinion of counsel is likely to be sustained by a court of competent jurisdiction, or if at any time in the opinion of counsel there is a substantial risk that the Partnership will or, at some future date, would be classified as an association taxable as a corporation or a publicly traded partnership for federal income tax purposes, the Managing General Partners may take such steps as they deem necessary or desirable to minimize the adverse tax consequences of such classification including, without limitation, to amend this Agreement to the extent necessary to ensure that the Partnership will be classified as a partnership that is not a publicly traded partnership or to cause the Partnership or a successor entity to qualify as a "regulated investment company" under the Code or to liquidate the Partnership in a prompt and orderly fashion, all as determined by the Managing General Partners in their sole discretion;

         (vii) To maintain accounts (including margin accounts) with brokers and dealers; and to open, maintain and close bank accounts and draw checks or other orders for the payment of moneys, with such signatories as the Managing General Partners shall determine from time to time;

         (viii) To retain attorneys, accountants, consultants, custodians, transfer agents and other independent contractors;

         (ix)   To execute in the name of and on behalf of the Partnership:
                (1) the Investment Management Agreement between the Partnership and AH&H and to execute such other investment management or advisory agreement with any other investment advisor selected by the Managing General Partners in accordance with this Agreement; (2) any and all partnership agreements, certificates, instruments and any documents required by any buyer or seller from time to time in connection with the acquisition, sale or ownership of any Securities; and (3) any and all agreements and other documents committing the Partnership with respect to options, futures, puts, calls, trades on margin, borrowing from banks and/or brokers, and otherwise using credit balances, lines of credit, and overdraft privileges; and

         (x) To maintain one or more offices within or without the Commonwealth.

To the extent permitted under the Act and the Investment Company Act, the Managing General Partners shall be entitled to delegate any such rights and powers to the Advisory General Partner. The Managing General Partners may contract on behalf of the Partnership with one or more banks, trust companies, investment advisers or other Persons for the performance of such functions as the Managing General Partners may determine, but subject always to the Managing General Partners' continuing supervision, including, but not by way of limitation, the investment and reinvestment of all or part of the Partnership's assets and execution of portfolio transactions, and any or all administrative functions. Subject to the provisions of the Investment Company Act, the Advisory General Partner or an Affiliate of a General Partner may act as an investment adviser to the Partnership and shall be compensated for such services in accordance with the terms of the Investment Management Agreement which may be executed by the Partnership and the Advisory General Partner or any such Affiliate. The Managing General Partners may also appoint agents to perform such other duties on behalf of the Partnership as the Managing General Partners deem desirable.

    (b) The Managing General Partners shall not be obligated to do or perform any act or thing in connection with the Partnership not expressly set forth herein. Each General Partner will devote such time as such General Partner deems appropriate to the activities of the Partnership and shall not be required to devote any minimum amount of time to the affairs of the Partnership. Subject to the requirements of the Investment Company Act, each of the Managing General Partners, the Advisory General Partner or any of their respective Affiliates may, for its own account, enter into, engage in and conduct any business or ventures, independently or with others, including without limiting the generality of the foregoing, any business dealing with Securities, whether or not competitive with the Partnership, and neither the Partnership, nor the Partners thereof as such, shall have any right in and to such independent ventures or the profits derived therefrom.

    (c) The Managing General Partners may cause title to all or any portion of the assets of the Partnership, including, without limitation, title to the Securities, to be held in the name of a nominee or trustee, in street name or in such other manner as the Managing General Partners may, from time to time, deem advisable.

    (d) Except as otherwise expressly provided herein, in all matters relating to or arising out of the conduct of the operation of the Partnership, the decision of a majority in number of the Managing General Partners present at a meeting of the Managing General Partners at which a quorum is present shall be the decision of the Partnership; provided, however, with respect to any matter that the Investment Company Act requires the approval of a specified percentage of the Managing General Partners who are not "interested persons" of the Partnership or requires the approval of the Limited Partners, the decision of the Partnership shall be determined in accordance with such requirements.

    (e) Except as otherwise required by the Investment Company Act, at any meeting of the Managing General Partners, a majority of the Managing General Partners present in person or by telephone shall constitute a quorum. Except as otherwise expressly required by the Investment Company Act, the Managing General Partners may also act by a written instrument signed by a majority of the Managing General Partners.
         No single Managing General Partner shall have authority to act on behalf of the Partnership or to bind the Partnership unless appropriately authorized by the required vote of the Managing General Partners. The Managing General Partners may elect a Chairman who shall preside at meetings and such other agents or officers of the Partnership as they may deem advisable to conduct its business affairs.

    (f) Except as provided in this Agreement, no Limited Partner who is not also a General Partner shall take any part in the control or management of the operation of the Partnership, nor shall any Limited Partner (other than a Limited Partner who is also a General Partner and is acting in his capacity as a General Partner) have any authority or power to act for or on behalf of the Partnership in any respect whatsoever. Under the circumstances provided by the Investment Company Act, the Limited Partners shall have the right to vote on the following matters relating to the business of the Partnership, which vote shall in any case be taken at a meeting of the Partners called and held pursuant to the provisions hereof:

                (1) the election of Managing General Partners of the Partnership when so required pursuant to Article 8(m) or the removal of a Managing General Partner when permitted by the Investment Company Act;

                (2) the approval or termination of any Investment Management Agreement or underwriting contract (which may be with the Advisory General Partner or an affiliate of the Advisory General Partner);

                (3)  the approval or ratification of Accountants;

                (4) changes in any fundamental investment objective, policy or restriction to the extent such approval is required by the Investment Company Act; and

                (5) Any other matters that the Investment Company Act requires to be approved by the Limited Partners of the Partnership.

    (g) Subject to the limitations contained herein, the General Partners are authorized to pay out of the assets of the Partnership all legal, printing and other fees and expenses of operating and maintaining the Partnership and of conducting the business of the Partnership including, without limitation, all taxes, if any, imposed on the Partnership and all expenses with respect to buying, owning, holding and selling the Securities, including brokerage expenses and legal fees and all other expenses relating to the operation of the Partnership. Notwithstanding the foregoing, the Advisory General Partner will pay (i) all of the accounting and custodial fees and expenses incurred by the Partnership from and after the effective date of this Agreement in connection with the ongoing operation of the Partnership (including without limitation, the fees and expenses associated with the preparation and furnishing of reports to the Partners), (ii) all of the expenses of the Partnership in connection with offerings of Interests from and after the effective date of this Agreement and (iii) all of the expenses of the Partnership in connection with redemptions of Interests from and after the effective date of this Agreement.

    (h) The Limited Partners acknowledge that decisions regarding investments or potential investments involve the exercise of judgment and the risk of loss. The Limited Partners authorize the General Partners to exercise judgment in making decisions, including without limitation, decisions to invest, decisions not to invest and decisions as to the holding and disposing of investments. The General Partners are authorized to reinvest all interest income and cash dividends paid or declared on Securities held in the Partnership's investment portfolio; provided, however, that the

         General Partners may not reinvest interest income or dividends to the extent that such funds are needed to make the distributions required by this Agreement.

    (i) Any obligation of a Partner to return money or other property paid or distributed in violation of this Agreement or of applicable law may be compromised by the General Partners without the consent of the Limited Partners.

    (j) The Partners acknowledge that the Advisory General Partner has contributed certain amounts to the Partnership to enable the Partnership to pay, or to reimburse Partners for the payment of, the Partnership's legal fees and expenses in connection with the organization and syndication of the Partnership and that the Partnership has made the election allowed by Section 709(b) of the Code with respect to all of its organizational expenses. The Advisory General Partner shall be allocated all book and tax items of the Partnership resulting from the use of such contributions by the Partnership to pay such legal fees and expenses, notwithstanding the fact that the Advisory General Partner has been reimbursed for a portion of such expenses pursuant to the Second Amended Agreement. Neither the contributions to be made by the Advisory General Partner nor the special allocations to be made to the General Partner pursuant to this Section 8(j) shall be taken into account in determining the balance in the Advisory General Partner's Tax Account or Capital Account for purposes of Articles 6(d), 11(f), 13(c), 13(d) and 13(e) and Articles 14 and 15.

    (k)  Subject to the rights of the Advisory General Partner set forth in
         Article 6, a General Partner may also become a Limited Partner without obtaining the consent of the Limited Partners and thereby become entitled to all the rights of a Limited Partner to the extent of the Limited Partnership interest so acquired. Such event shall not, however, be deemed to reduce or otherwise affect any of the General Partner's liability hereunder as a General Partner. Termination of a person's status as a General Partner shall not affect his status, if any, as a Limited Partner. A General Partner shall not be entitled to any special payment from the Partnership as a result of the termination of his status as General Partner.

    (l) A Managing General Partner shall have no further right or power to act as a Managing General Partner (except to execute any amendment to this Agreement to evidence his withdrawal) if he:

         (1)  dies, becomes bankrupt or is incapacitated;

         (2) voluntarily retires upon not less than 90 days' written notice to the other Managing General Partners or the Advisory General Partner unless such notice is waived;

         (3) is removed (i) by the other Managing General Partners pursuant to a vote taken at a meeting of the Managing General Partners held in accordance with the provisions of Article 8(e) or (ii) by the Limited Partners in accordance with the Investment Company Act; or

         (4) fails to be elected at a meeting of Limited Partners called for such purpose, provided that such withdrawal shall not occur until his successor has been duly elected and admitted to the Partnership as a Managing General Partner, and provided, further, that the failure of any Managing General Partner to be reelected shall not cause a dissolution of the Partnership and the business and operations of the Partnership shall be continued by all remaining and successor Managing General Partners.

    (m) Between meetings of Partners, the Managing General Partners may elect one or more additional Managing General Partners to fill vacancies (whether or not created by an increase in the number of Managing General Partners) in the number of Managing General Partners. The number of Managing General Partners shall be fixed from time to time by the Managing General Partners but shall be not less than one. Subject to the provisions of Article 8(l), each Managing General Partner shall serve as a Managing General Partner until the next meeting of Partners called for the election of Managing General Partners and until his respective successor is duly elected and admitted. If at any time more than a majority of the Managing General Partners serving as such shall not have been elected at a meeting of Partners, then the Managing General Partners shall as promptly as possible and in any event within 60 days cause a meeting of Partners to be held for the purpose of electing Managing General Partners (unless the Securities and Exchange Commission shall by order extend such period) consistent with the requirements of the Investment Company Act.

    (n) Managing General Partners may receive compensation for their services as Managing General Partners (as determined by the Managing General Partners from time to time) and will be reimbursed for all reasonable out-of-pocket expenses incurred in performing their duties hereunder.

    (o) The Advisory General Partner shall perform all duties imposed on a "tax matters partner" of the Partnership by Sections 6221 through 6232 of the Code and shall make any and all filings as may be necessary or appropriate in order to comply with any Securities Laws (as defined in Article 24).

    Article 9.  LIABILITY OF PARTNERS.

    (a) The General Partners shall have liability for the repayment, satisfaction and discharge of the debts, liabilities and obligations of the Partnership only as and to the extent provided by the Act applicable to a general partner of a limited partnership which has filed a Certificate thereunder.

    (b) No Limited Partner, as such, shall be personally liable for the obligations of the Partnership except to the extent provided by the Act or by the deficit restoration provisions of Article 6(e).

    Article 10.  INDEMNIFICATION.

    (a) No General Partner shall have any liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of any General Partner except with respect to any matter as to which such General Partner shall have been finally adjudicated in a decision on the merits to be liable to the Partnership or its Partners by reason of wilful misfeasance, gross negligence, bad faith or reckless disregard of such General Partner's duties under this Agreement. Except with respect to the obligations set forth in Sections 6(c) and (e), each General Partner, each officer, director, partner, employee or agent of a General Partner and each officer of the Partnership (the "Covered Persons") shall be indemnified by the Partnership against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it in connection with the Partnership, including but not limited to amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees reasonably incurred by any Covered Person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or legislative body, in which such Covered Person may be or may have been involved as a party or otherwise or with which such person may be or may have been threatened, while in office or thereafter, by reason of being or having been such a General Partner or any other person serving in the capacities referenced above, except with respect to any matter as to which such Covered Person's actions or failure to act shall have been finally adjudicated in a decision on the merits to constitute wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office. Expenses, including counsel fees so incurred by any such Covered Person (but excluding amounts paid in satisfaction of judgments, in compromise or as fines or penalties), may be paid from time to time by the Partnership in advance of the final disposition of any such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay amounts so paid to the Partnership if it is ultimately determined that indemnification of such expenses is not authorized under this provision, provided that (a) such Covered Person shall provide security for his undertaking, (b) the Partnership shall be insured against losses arising by reason of such Covered Person's failure to fulfill his undertaking, or (c) a majority of the Managing General Partners who are disinterested persons (as defined in Article 10(b)(1)) and who are not interested persons (as that term is defined in the Investment Company Act) (provided that a majority of such Managing General Partners then in office act on the matter), or independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (but not a full trial-type inquiry), that there is reason to believe such Covered Person ultimately will be entitled to indemnification.

    (b) As to any matter disposed of (whether by a compromise payment, pursuant to a consent decree or otherwise) without an adjudication or a decision on the merits by a court, or by any other body before which the proceeding was brought, that such Covered Person's actions or failure to act constituted wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office, indemnification shall be provided if (i) approved as in the best interests of the Partnership, after notice that the matter involves such indemnification, by at least a majority of the Managing General Partners who are disinterested persons and are not interested persons (as defined in the Investment Company Act) (provided that a majority of such Managing General Partners then in office act on the matter), upon a determination, based upon a review of readily available facts (but not a full trial-type inquiry) that such Covered Person acted in good faith in the reasonable belief that such Covered Person's action was in the best interests of the Partnership and such Covered Person's actions or failure to act did not constitute wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office, or (ii) there has been obtained an opinion in writing of independent legal counsel, based upon a review of readily available facts (but not a full trial-type inquiry) to the effect that it appears that such indemnification would not protect such Covered Person against any liability to which such Covered Person would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office. Any approval pursuant to this Article 10(b) shall not prevent the recovery from any Covered Person of any amount paid to such Covered Person in accordance with this Article as indemnification if such Covered Person is subsequently adjudicated by a court of competent jurisdiction not to have been liable by reason of wilful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person's office.

                (1) The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any such Covered Person may be entitled. As used in this Article 10, the term "Covered Person" shall include such person's heirs, executors and administrators, and a "disinterested person" is a person against whom none of the actions, suits or other proceedings in question or another action, suit or other proceeding on the same or similar grounds is then or has been pending. Nothing contained in this Article shall affect any rights to indemnification to which personnel of the Partnership, other than General Partners and officers, and other persons may be entitled by contract or otherwise under law, nor the power of the Partnership to purchase and maintain liability insurance on behalf of any person.

    Article 11.  WITHDRAWAL OR RETIREMENT OF GENERAL PARTNERS.

    (a) Subject to the Advisory General Partner's giving to each of the Managing General Partners and Limited Partners at least sixty (60) days' prior written notice of its intention to retire after the close of any calendar month, the Advisory General Partner may retire from the conduct of the operation of the Partnership as of the close of such specified calendar month; provided, however, that no such withdrawal or retirement of the Advisory General Partner shall be effective until the Managing General Partners have selected in accordance with the terms of the Agreement a new Advisory General Partner or have approved the dissolution of the Partnership. A Managing General Partner may withdraw as a General Partner from the Partnership upon delivery of notice to such effect delivered to the Advisory General Partner or on such later date specified in such notice.

    (b) In the event of the Withdrawal or retirement of any General Partner, such General Partner shall cease immediately to be a General Partner and the full extent of his or its Interest in the Partnership shall be converted to that of a Limited Partner therein (with the same Capital Account as such General Partner had prior to his Withdrawal or retirement), with the same rights granted a Limited Partner by this Agreement. Neither the estate nor the representatives of such converting General Partner shall have any interest whatsoever as a General Partner in the Partnership.

    (c) In the event of the Withdrawal or retirement of a General Partner, the remaining General Partner(s) (if at that time there is more than one General Partner) may continue the business and affairs of the Partnership until the end of the term of the Partnership. The right to continue the business of the Partnership shall not, without the consent of AH&H or its legal representative, include the right to use the name "AH&H" in any name under which the Partnership has done or will do business.

    (d) In the event that no Managing General Partner shall remain for the purposes of electing whether to continue the business of the Partnership as provided in this Article 11, then the Advisory General Partner shall promptly call a meeting of the Limited Partners to be held within 90 days of the date the last Managing General Partner ceased to act in such capacity for the purpose of determining whether to elect one or more successor Managing General Partners who, if elected, and upon the assent of the Advisory General Partner, will continue the business of the Partnership. For the period of time from the date when the last acting Managing General Partner shall have ceased to serve in such capacity until the date of admission of one or more successor Managing General Partners (if elected), the Advisory General Partner shall continue the business and operations of the Partnership without dissolution and shall be permitted to engage in the management, conduct and operation of the business of the Partnership and, otherwise, to exercise during such period all of the powers of the Managing General Partners hereunder. If at the meeting called by the Advisory General Partner pursuant to the foregoing provisions of this Article 11(d) the Partners shall determine not to elect one or more successor Managing General Partners, then the Partnership shall dissolve in accordance with Article 17 hereof and the assets of the Partnership shall be distributed on dissolution pursuant to Article 18 hereof.

    (e) In the event of the Withdrawal or retirement of the then sole remaining General Partner, the Partnership shall be liquidated as provided in Article 18 unless all of the Limited Partners consent to designate one or more successor General Partners within 90 days of such Withdrawal or retirement. Any such designee shall be admitted as a successor General Partner only upon agreeing to be bound by the provisions of this Agreement. The admission of such a successor General Partner shall occur, and for all purposes shall be deemed to have occurred, prior to the Withdrawal or retirement of its predecessor.

    (f) Upon its admission to the Partnership, a successor Advisory General Partner shall contribute cash in such amount to the Partnership as is necessary for the sum of the Advisory General Partners' Capital Account balances to equal at least the lesser of (i) 1% of the sum of the positive Capital Account balances of all of the Partners or
         (ii) the greater of (a) $500,000 or (b) 0.2% of the sum of the positive Capital Account balances of all of the Partners. A successor Advisory General Partner or its predecessor shall make such amendments to the Certificate and this Agreement and file for recordation such amendments or other documents or instruments as are necessary to reflect the termination of the interest of the predecessor as a General Partner and the fact that the successor is a successor Advisory General Partner, all without the consent of the Limited Partners.

    (g) A General Partner that Withdraws, retires or assigns its entire Interest in the Partnership shall remain liable for obligations and liabilities incurred by it before the effective time of its Withdrawal, retirement or assignment, but shall not be liable as a General Partner for any obligation or liability incurred on account of the activities of the Partnership from and after the time such Withdrawal, retirement or assignment shall have become effective.

    Article 12. TRANSFERABILITY OF A LIMITED PARTNER'S INTEREST; SUBSTITUTED LIMITED PARTNERS; WITHDRAWAL OF A LIMITED PARTNER

    (a) No Limited Partner may voluntarily sell, assign, pledge, encumber, hypothecate or otherwise transfer, including without limitation, a transfer by will or the laws of intestacy (collectively, a "disposition") all or any part of his or its Interest in the Partnership without the prior written consent of the Advisory General Partner in its sole discretion. Upon the Withdrawal of any individual Limited Partner, the Advisory General Partner may, subject to the requirements of the Investment Company Act, at its election, redeem all of that Limited Partner's Interest from the estate of the Limited Partner on any Opening Date and may treat such Limited Partner as having tendered the Limited Partner's entire Interest for purposes of Article 15(b). Any purported disposition of an Interest (or portion thereof or interest therein) that is not made in compliance with this Agreement shall be null and void and of no force or effect whatsoever.

    (b) A transferee of all or any part of a Limited Partner's Interest shall be admitted to the Partnership as a Substituted Limited Partner only upon (i) the written consent of the Advisory General Partner, which consent the Advisory General Partner may withhold for any reason or no reason and may give subject to such terms and conditions as the Advisory General Partner, in its sole discretion, may determine, and (ii) compliance with the provisions of Article 24.

    (c) In determining whether or not to consent to any proposed disposition or proposed admission of a Substituted Limited Partner, the Advisory General Partner may request such information from the parties to such proposed disposition or from such proposed Substituted Limited Partner as the Advisory General Partner, in its sole discretion, considers relevant to its determination. Persons from whom information is requested pursuant to this Article 12 shall furnish the requested information to the Advisory General Partner.

    (d) In the event of the Withdrawal of any Limited Partner, his or its legal representatives shall have the status of an assignee of the Limited Partner, unless and until the Advisory General Partner shall, in its sole discretion, permit such legal representatives to become a Substituted Limited Partner. The Withdrawal of a Limited Partner shall not dissolve the Partnership if, on the date of such Withdrawal, there remains at least one Limited Partner that is not a General Partner. Nothing in this Article 12 shall otherwise affect any rights or liabilities of the Partner who has Withdrawn that arose prior to such Withdrawal.

              CAPITAL ACCOUNTS, TAX ALLOCATIONS AND DISTRIBUTIONS

    Article 13.  CAPITAL ACCOUNTS.

    (a) CAPITAL ACCOUNTS. The Partnership shall establish for each Partner a capital account for income tax accounting purposes ("Tax Account") and a capital account for Partnership accounting purposes ("Capital Account"). The initial balance of a Partner's Tax Account and Capital Account shall be the amount of cash contributed to the Partnership by the Partner and shall be adjusted as provided in this Article.

    (b) ADJUSTMENTS TO TAX ACCOUNTS. The initial balance of the Tax Account of each Partner shall be:

         (i) Increased by (a) any cash contributed to the Partnership by the Partner in addition to the initial Capital Contribution made by the Partner;
                (b) the Partner's distributive share of Partnership taxable income and gains; and (c) the Partner's distributive share of Partnership income exempt from Federal income taxation; and

         (ii) Decreased by (a) the amount of cash and the Partnership's adjusted basis in other property distributed to the Partner;
                (b) the Partner's distributive share of Partnership taxable losses and deductions; and (c) the Partner's distributive share of Partnership expenditures that are not deductible by the Partnership in computing its taxable income or loss and that are not properly treated as capital expenditures.

    (c) ADJUSTMENTS TO CAPITAL ACCOUNTS. The initial balance of the Capital Account of each Partner shall be:

         (i) Increased by (a) any cash contributed to the Partnership by the Partner in addition to the initial Capital Contribution made by the Partner, and (b) the positive adjustments to such Partner's Capital Account in accordance with Article 13(d), 13(e) and 13(f) below (including positive adjustments that have been made pursuant to Article 13(d) and 13(e) of the predecessor Second Amended Agreement); and

         (ii) Decreased by (a) the amount of cash and the fair market value of other property distributed to such Partner; (b) the portion of the Advisory Fees and Allocations allocated pursuant to Article 13(e) below; and (c) the negative adjustments to such Partner's Capital Account in accordance with Article 13(d) and 13(f) below (including negative adjustments that have been made pursuant to Article 13(d) and 13(e) of the predecessor Second Amended Agreement).

    (d) ADJUSTMENTS TO CAPITAL ACCOUNTS AS OF VALUATION DATES. As of each Valuation Date, the Partnership shall determine its Adjusted Net Asset Value and allocate the Book Loss or Book Profit, as the case may be, for the Valuation Period that includes such Valuation Date in accordance with this Article 13(d).

         (i) Subject to Article 13(e), a Book Loss for any Valuation Period shall be charged to the Partners' Capital Accounts pro rata based upon the balances in such Capital Accounts immediately before the applicable Valuation Date.

         (ii) Subject to Article 13(e), a Book Profit for any Valuation Period shall be credited to the Partners' Capital Accounts based upon the balances in such Capital Accounts immediately before the applicable Valuation Date.

    (e) ALLOCATION OF ADVISORY FEES AND ALLOCATIONS. Notwithstanding Article 13(d), the special rules set forth in this Article 13(e) shall govern the allocation of the Partnership's Advisory Fees and Allocations.

         (i) On each Valuation Date, the Fixed Management Fee payable on or prior to such Valuation Date shall be allocated among the Capital Accounts of each General and Limited Partners pro rata based upon their Capital Account balances on such Valuation Date.

         (ii) Any Performance Allocation due to the Advisory General Partner from the Partnership shall be satisfied by the reallocation and transfer to the Capital Account of the Advisory General Partner from the Capital Account of each General Partner and Limited Partner the amounts determined as set forth below:

                (A) Any Performance Allocation shall be allocated to each General and Limited Partner as of such Performance Allocation Date in an amount equal to such Partner's Allocation Amount. A General Partner's and Limited Partner's Allocation Amount as of any Valuation Date shall mean fifteen percent (15%) of the amount, if any, by which (x) the sum of the adjustments to such Partner's Capital Account pursuant to Article 13(d), net of the portion of the Fixed Management Fee allocated to such Partner's Capital Account pursuant to Article 13(e)(i), as of Valuation Dates included in the Performance Allocation Period ending on such Performance Allocation Date exceeds (y) the sum of (A) such Partner's Shortfall, if any, for the immediately preceding Performance Allocation Period plus (B) the sum of such Partner's Base Amounts for Valuation Periods included in the Performance Allocation Period ending on such Performance Allocation Date. For purposes of computing a Shortfall for a Partner who has been a Partner for less than one year, the period beginning on such Partner's admission to the Partnership and ending on the Performance Allocation Date shall be treated as the Performance Allocation Period. Any reallocation and transfer to the Advisory General Partner's Capital Account from the Capital Account of a General Partner or Limited Partner as of a Performance Allocation Date pursuant to this Article 13(e)(ii) shall be made from allocations of Book Profit to such General Partner or Limited Partner pursuant to Article 13(d) as of the Valuation Dates included in the Performance Allocation Period in reverse chronological order.

                (B) Notwithstanding the foregoing, a General Partner's or Limited Partner's Allocation Amount as of any Performance Allocation Date occurring other than in December shall mean (x) fifteen percent (15%) of the amount, if any, by which (A) the sum of the adjustments to such Partner's Capital Account pursuant to Article 13(d), net of the portion of the Fixed Management Fee allocated to such Partner's Capital Account pursuant to
                     Article 13(e)(i), as of Valuation Dates included in the period beginning on the first day of the immediately preceding Performance Allocation Period (or the date of the Partner's admission to the Partnership) and ending on such Performance Allocation Date (without reduction for any such amounts, if any, as were allocated to the Partner pursuant to this Article 13(e)(ii) as of the immediately preceding Performance Allocation Date) exceeds (B) the sum of (1) such Partner's Shortfall for the second preceding Performance Allocation Period plus
                     (2) the sum of such Partner's Base Amounts for Valuation Periods included in the period beginning on the first day of the immediately preceding Performance Allocation Period and ending on such Performance Allocation Date (treating such period as a single Performance Allocation Period for purposes of computing such Partner's Base Amounts for Valuation Periods included in such period), minus (y) the amount, if any, that was reallocated and transferred from such Partner's Capital Account to the Advisory General Partner's Capital Account pursuant to this Article

                     13(e)(ii) as of the immediately preceding Performance Allocation Date. Any reallocation and transfer to the Advisory General Partner's Capital Account from the Capital Account of a General Partner or Limited Partner as of a Performance Allocation Date pursuant to this
                     Article 13(e)(ii) shall be made from allocations of Book Profit to such General Partner or Limited Partner pursuant to Article 13(d) as of the Valuation Dates included in the Performance Allocation Period in reverse chronological order.

                (C) In the event that the aggregate amount of the Partners' Allocation Amounts with respect to any Performance Allocation Period is less than the Performance Allocation with respect to such Performance Allocation Period, the remaining portion of the Performance Allocation shall be allocated to the Advisory General Partner. In the event that the aggregate amount of the Partners' Allocation Amounts with respect to any Performance Allocation Period is more than the Performance Allocation with respect to such Performance Allocation Period, the Advisory General Partner shall adjust the amount of the Performance Allocation i.e., allocated and transferred from each Partner's Capital Account to the Capital Account of the Advisory General Partner in any manner that the Advisory General Partner determines to be equitable and, in the absence of such a determination, pro rata among the Partners on the basis of their Allocation Amounts.

    (f) COMPLIANCE WITH REGULATIONS. Notwithstanding any other provision of this Agreement to the contrary, the foregoing provisions of Article 13 shall be construed so as to comply with the provisions of Treasury Regulation 1.704-1.

    Article 14. TAX ALLOCATIONS. Subject to Article 14(e) and 14(f) below and the terms of the Investment Management Agreement, all items of income, gain, loss and deduction (including items of income or gain which are not subject to Federal income taxation and items which are not deductible or properly treated as capital expenditures for Federal income tax purposes) shall for tax purposes be allocated among the Partners as follows:

    (a) Except as otherwise provided in paragraph (c) below, Profit or Loss (as defined below) which properly relates to an Accounting Period shall be allocated to all Partners in proportion to their respective Capital Account balances (determined on the basis of Capital Account balances as of the beginning of the applicable Accounting Period).

    (b) After all adjustments to Capital Accounts under Article 13(c) have been made for the applicable Accounting Period and after all the allocations under Article 13(e) and paragraph (a) above have been made (but prior to making adjustments to take account of distributions under Articles 15 and 18 made as of the same time or as a result of the same event giving rise to such allocation), the extent to which a Partner's Capital Account exceeds his Tax Account ("Positive Disparity") or the extent to which a Partner's Capital Account is less than his Tax Account ("Negative Disparity") shall be determined. Capital Gain and Capital Loss shall then be allocated as follows:

         (i)    CAPITAL GAIN.

                (A) A Capital Gain realized during any Accounting Period within a fiscal year of the Partnership that commences on the day following a Valuation Date and continues through the next successive Valuation Date shall be allocated at the end of the fiscal year (A) first to those Partners whose Interests were completely redeemed on the Valuation Date on which the Accounting Period ends in proportion to the respective Positive Disparities of such Partners, and (B) then to those Partners whose Interests in the Partnership were completely redeemed on a subsequent Valuation Date during the fiscal year in proportion to the respective Positive Disparities of such Partners. For purposes of clause (B) of the preceding sentence, in the event that there are multiple subsequent Valuation Dates during the fiscal year on which the Interests of one or more Partners were completely redeemed, the allocation of Capital Gain shall be made separately with respect to each such Valuation Date in chronological order.

                (B)  Capital Gain remaining after the allocations under
                     Article 14(b)(i)(A) have been made shall be allocated to the remaining Partners who were Partners during such period to the extent of and in proportion to the respective Positive Disparities of such Partners.

         (ii)   CAPITAL LOSS

                Capital Loss realized between any Valuation Date and the next succeeding Valuation Date shall be allocated among the Partners who were Partners during such period on the following basis:

                (A) Capital Loss realized during any Accounting Period within a fiscal year of the Partnership's that commences on the day following a Valuation Date and continues through the next successive Valuation Date shall be allocated at the end of the fiscal year (A) first to those Partners whose Interests were completely redeemed on the Valuation Date on which the Accounting Period ends in proportion to the respective Negative Disparities of such Partners, and (B) then to those Partners whose Interests in the Partnership were completely redeemed on a subsequent Valuation Date during the fiscal year in proportion to the respective Negative Disparities of such Partners. For purposes of clause (B) of the preceding sentence, in the event that there are multiple subsequent Valuation Dates during the fiscal year on which the Interests of one or more Partners were completely redeemed the allocation of Capital Loss shall be made separately with respect to each such Valuation Date in chronological order.

                (B)  Capital Loss remaining after the allocations under
                     Article 14(c)(ii)(A), have been made shall be allocated to the remaining Partner who were Partners during such period to the extent of and in proportion to the respective Negative Disparities of such Partners.

         (iii) NET CAPITAL GAIN OR NET CAPITAL LOSS. If after the foregoing allocations of Capital Gain and Capital Loss, above, there remains Capital Gain and/or Capital Loss realized between any Valuation Date and the next succeeding Valuation Date to be allocated, the remaining Net Capital Gain or Net Capital Loss, as the case may be, shall be allocated among all Partners who were Partners during such period in the ratio that each Partner's Capital Account balance (after all allocations pursuant to Article 13(c)) bears to the balance of the Capital Accounts of all Partners (after all allocations pursuant to Article 13(c)).

    (c) If the Capital Gain allocated pursuant to Article 14(b)(i) is insufficient to eliminate the Positive Disparity attributable to the Capital Accounts of all Partners (including the General Partners) whose Interests are completely redeemed during the fiscal year, or the Capital Loss allocated pursuant to Article 14(b)(ii) is insufficient to eliminate the Negative Disparity attributable to the Capital Accounts of all Partners (including any General Partner) whose Interests are completely redeemed during the fiscal year, then Profit (and if necessary, items of income) which properly relates to an Accounting Period shall first be allocated, pro rata, to those Partners whose Capital Accounts have a Positive Disparity remaining after the allocation pursuant to Article 14(b)(i) to the extent necessary to eliminate such remaining Positive Disparity, or Loss (and if necessary, items of deduction) which properly relates to an Accounting Period shall first be allocated, pro rata, to those Partners whose Capital Accounts have a Negative Disparity remaining after the allocation pursuant to Article 14(b)(ii) to the extent necessary to eliminate such remaining Negative Disparity.

    (d) For purposes of this Article 14, the following terms shall have the following meanings:

         (i) "Accounting Period" shall mean the fiscal year of the Partnership or, to the extent required, any period of shorter duration from the end of the last preceding Accounting Period until any of the Valuation Dates referred to in Article 13(d), above.

         (ii) "Capital Gain" or "Capital Loss' shall mean the gain or loss recognized by the Partnership for Federal income tax purposes attributable to a capital asset, including the gain or loss attributable to a regulated futures contract, as defined by Section 1256 of the Code, and any other asset the recognition of gain or loss with respect to which, for Federal income tax purposes, is not dependent upon the sale or other disposition thereof.

         (iii) "Net Capital Gain" shall mean the excess of Capital Gain over Capital Loss.

         (iv) "Net Capital Loss" shall mean the excess of Capital Loss over Capital Gain.

         (v) "Profit" or "Loss" shall mean the net income or net loss of the Partnership (other than Capital Gain or Capital Loss), as determined in accordance with the principles employed by the Partnership for Federal income tax purposes, exclusive of any organizational or syndication expenses that are specially allocated to the General Partner pursuant to Article 8(j) and without reduction for any fees under the Investment Management Agreement.

    (e) ACCOUNTING CONVENTIONS. To determine possible varying interests of Partners during a taxable year, the Partnership shall use the interim closing of the books method, and all profit, gain or loss (including each item of income or expense) shall be allocated as realized or accrued by the Partnership.

    (f) COMPLIANCE WITH CODE AND REGULATIONS. Notwithstanding any provisions of this Agreement to the contrary, the foregoing provisions of Article 14 shall be construed so as to comply with the provisions of Section 706 of the Code and the Treasury Regulations thereunder and Treasury Regulation Section 1.704-1.

    Article 15.  DISTRIBUTIONS PRIOR TO LIQUIDATION.

    (a) Except as provided in this Article 15, the Managing General Partners shall have complete discretion in the timing and amounts, if any, of distributions made prior to liquidation of the Partnership. Any distributions not provided for in this Article 15 shall be made pro rata to the Partners in proportion to their respective Capital Account balances as of the last Valuation Date.

    (b) As of each Valuation Date in March, June, September and December of each year (commencing with the Valuation Date in March 1996), the Partnership shall offer to redeem such percentage of the Interests in the

         Partnership held by Limited Partners as a majority of the Managing General Partners shall determine to be in the best interests of the Partnership, provided that such offer shall not be for less than the minimum percentage of Interests nor more than the maximum percentage of Interests that is permitted by the Investment Company Act. The redemption price shall, unless otherwise permitted by the Investment Company Act, be the pro rata share on the basis of the Capital Account balances of Net Asset Value of the Partnership represented by the Interests accepted for redemption as of the Valuation Date immediately preceding the Opening Date. Any request to redeem Interests of a Limited Partner in whole or in part pursuant to this
         Article 15(b) must be submitted to the Advisory General Partner at least 10 calendar days prior to the Valuation Date immediately proceeding such Opening Date. The Partnership shall comply with such notice requirements and any other procedural requirements for the redemption of Interests by the Partnership as shall be necessary to comply with the Investment Company Act. If the Investment Company Act shall be amended or interpreted by a court or the Securities and Exchange Commission at any time to alter the requirements imposed upon the Partnership to permit redemptions of the Interests, this Article 15(b) shall be automatically amended to the extent necessary to comply with such requirements. If Limited Partners tender for redemption a greater percentage of Interests than the Partnership has offered to redeem, such tendered Interests shall be redeemed pro rata on the basis of the Capital Account balances represented by Interests tendered, unless the Managing General Partners determine that some other method of allocation is permitted by the Investment Company Act and is in the best interests of the Partnership. The Partnership shall not suspend or postpone a redemption offer except pursuant to a vote of a majority of the Managing General Partners, including a majority of the Managing General Partners who are not interested persons of the Partnership (as defined in the Investment Company Act), and only: (A) for any period during which the New York Stock Exchange or any other market in which the Securities owned by the Partnership are principally traded is closed, other than customary weekend and holiday closings, or during which trading in such market is restricted; (B) for any period during which an emergency exists as a result of which disposal by the Partnership of Securities owned by it is not reasonably practicable, or during which it is not reasonably practicable for the Partnership fairly to determine its

         Net Asset Value; or (C) for such other periods as the Securities and Exchange Commission may by rule or order permit. The Partnership may deduct from any distribution to a Limited Partner pursuant to this
         Article 15(b) a fee to compensate the Partnership for its or its agent's expenses in connection with such redemption offer on the following basis (which expenses shall be specifically allocated to such Limited Partner for federal income tax purposes): if the applicable Valuation Date is not in December and such Limited Partner was not a Limited Partner on April 1, 1992 and has been a Limited partner for two (2) years or less as of such Valuation Date, such Limited Partner shall pay to the Partnership, out of the proceeds of such redemption unless waived by the Advisory General Partner in its sole discretion, a redemption fee equal to (a) if such Limited partner has been a Limited Partner for one (1) year or less as of the applicable Valuation Date, one percent (1%) of the proceeds of such redemption or (b) if such Limited Partner has been a Limited Partner for more than one (1) year but not more than two
         (2) years as of the applicable Valuation Date, one-half of one-half percent (.50%) of the proceeds of such redemption. A Limited Partner may not cause a partial redemption of his Interest to the extent that such Limited Partner's Capital Account balance immediately after such partial redemption would be less than the minimum Capital Account requirements established by the Managing General Partners from time to time.

    (c) In its sole discretion under extenuating circumstances, the Advisory General Partner may at any time remit Partnership funds to or on behalf of a Limited Partner (provided that such Limited Partner is not an affiliated person or interested person (as defined in the Investment Company Act) of the Partnership) as an advance against the proceeds of a complete or partial redemption of such Limited Partner's Interest made in accordance with Article 15(b) as of the next following Opening Date. Such advance shall be a recourse loan by the Partnership to such Limited Partner secured by such Limited Partner's Interest, shall bear interest at a commercially reasonable rate determined by the Advisory General Partner and shall be repayable in full on the next Opening Date whether or not the Limited Partner's Interest is redeemed on such Opening Date in accordance with Article 15(b) of this Agreement.

    (d) Notwithstanding any other provision of this Article: (i) no distribution may be made pursuant to this Article to the extent the Advisory General Partner determines that the distribution would be likely to cause the Partner all or a portion of whose Interest is being redeemed to have a negative Capital Account balance; and
         (ii) any Limited Partner who receives proceeds of a redemption in excess of such Limited Partner's positive Capital Account balance as of the time he receives those proceeds shall return the excess to the Partnership within 10 days after the Managing General Partner delivers a Notification to him requesting the return of such excess;

    (e) Each General Partner may withdraw amounts from its Capital Account as of any Valuation Date in June or December; provided that all liabilities, contingent or otherwise, of the Partnership, except any liability to Partners on account of their Capital Contributions, have been paid or there remains property of the Partnership, in the reasonable opinion of the Advisory General Partner sufficient to pay them; and provided further that a Managing General Partner shall withdraw amounts from his Capital Account only with the consent of the Advisory General Partner. The Advisory General Partner may not withdraw funds pursuant to this paragraph to the extent that such withdrawal would reduce its Capital Account balance as of the Opening Date following the applicable Valuation Date below the lesser of (i) 1% of the sum of the positive Capital Account balances of all of the Partners as of such Opening Date or (ii) the greater of (a) $500,000 or (b) 0.2% of the sum of the positive Capital Account balances of all of the Partners.

    Article 16. REMOVAL OF LIMITED PARTNERS. The Advisory General Partner, in its sole discretion and without the consent of the Limited Partners, may, effective as of any Valuation Date, require any Limited Partner to tender his entire Interest as a whole for redemption pursuant to Article 15(b) in the event that the Limited Partner does not maintain a minimum amount in its Capital Account as shall be determined from time to time by the Managing General Partners and notified to the Limited Partners, provided that no new minimum Capital Account requirement shall be in effective until 90 days after notice to the Limited Partners.

                                  TERMINATION

    Article 17. DISSOLUTION. The Partnership shall dissolve and terminate upon the earliest to occur of (i) the expiration of the term specified in
Article 3, (ii) the Withdrawal or retirement of a sole remaining Managing General Partner or Advisory General Partner unless all of the Limited Partners appoint a successor Managing General Partner or Advisory General Partner, as the case may be, in accordance with Article 11, (iii) such time as the Managing General Partners shall determine, in writing, to liquidate and dissolve and not to reconstitute the Partnership, (iv) the written election of at least 75% in Interest of the Limited Partners to liquidate and dissolve and not to reconstitute the Partnership, or (v) the occurrence of any event requiring the dissolution of the Partnership under the Act.

    Article 18.  TERMINATION.

    (a) Upon termination of the Partnership, the Partnership shall be liquidated in an orderly manner. The Advisory General Partner shall be the liquidator ("Liquidator") to wind up the affairs of the Partnership pursuant to this Agreement; provided, however, that if there is no remaining Advisory General Partner, then a majority in interest of the Limited Partners shall vote to appoint a Liquidator to act in place of the Advisory General Partner. Immediately prior to the final distribution of Partnership assets, the Liquidator shall cause a valuation of the Partnership's investment portfolio to be made. In connection therewith, the Liquidator is authorized to convert the non-cash assets of the Partnership into cash to the extent determined by the Liquidator, in its sole discretion. The Liquidator is further authorized to sell, exchange or otherwise dispose of the assets of the Partnership, or (subject to Article 19(b)) to distribute Partnership assets in cash or in kind, or partly in cash and partly in kind, in such reasonable manner as the Liquidator shall determine. The Liquidator shall also take all action necessary to deregister the Partnership under the Investment Company Act. The expenses incurred by the Liquidator shall be borne by all the Partners in proportion to their respective Capital Accounts. The Liquidator shall endeavor to dispose of or distribute all Partnership assets within six (6) months of termination, but shall not be bound to do so nor be liable in any way to any Limited Partner for any loss attributable to any of his acts or omissions taken in good faith in connection with the winding up of the Partnership and distribution of the assets. The

         Liquidator may consult with legal counsel and accountants with respect to winding up the Partnership and distribution of the assets and shall be justified in acting or omitting to act in accordance with the advice or opinion of such legal counsel or accountants.

    (b) Upon dissolution and termination of the Partnership, its assets shall be applied in the following order of priority:

         (i) To the payment of the debts and liabilities of the Partnership and the expenses of liquidation;

         (ii) To the setting up of any reserves which the Liquidator shall deem reasonably necessary for contingent or unforeseen liabilities or obligations of the Partnership or of the Liquidator arising out of or in connection with the Partnership or its liquidation (such reserves shall be paid over by the Liquidator to an escrow agent, to be held by it for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies, and at the expiration of such period as the Liquidator shall deem advisable to distribute the balance thereafter remaining in the manner provided in the following subdivisions hereof);

         (iii) To the repayment of the balance remaining due on any loans or advances by the Partners to the Partnership, together with the interest accrued thereon, if any, but if the amount available for such repayment shall be insufficient, then to all of the Partners whose loans or advances have not been repaid so that each such Partner shall receive the same percentage of his loan or advance not repaid;

         (iv) To the payment of any management fee due the Investment Advisor under an Investment Management Agreement; and

         (v) To the payment to the Partners of their then respective positive Capital Account balances after all Capital Account adjustments.

    (c) None of the General Partners or their respective assets shall be subject to any personal liability for repayment of the capital contributed or amounts, whether positive or negative, in the Capital Account of any Limited Partner, except to the extent required by law.

    (d) After the dissolution of the Partnership and the distribution of its assets, the Liquidator shall execute, acknowledge and cause to be filed a certificate of cancellation of the Partnership's Certificate of Limited Partnership.

    (e) Within six (6) months after the termination of the Partnership, the Liquidator shall arrange for the preparation of a report from the Partnership with respect to final payments on liquidation and shall furnish to each Limited Partner a copy of such report upon its completion.

                                   MISCELLANEOUS

    Article 19.  CERTAIN LIMITATIONS ON WITHDRAWAL AND  DISSOLUTION.

   (a) Each Partner, including each Limited Partner, shall be entitled to receive for or on account of any permitted redemption or withdrawal of such Partner, dissolution of the Partnership or otherwise only such cash or other property as is expressly provided in this Agreement in such event, and no Partner shall have any right to receive the fair value of his or its interest in the Partnership determined in any manner other than as expressly provided in this Agreement or to receive any other amount, property or assets not expressly provided in this Agreement.

    (b) Upon a permitted redemption or withdrawal of a Partner or dissolution of the Partnership and subject to the requirements of the Investment Company Act, the Advisory Partner may, in its sole discretion, distribute to any Partner and such Partner shall accept the distribution of an asset in cash or in kind, or partly in cash and partly in kind; provided, however, that the Partnership shall make no distribution in kind to a Limited Partner if such distribution is in excess of 50% of such Partner's Capital Account prior to the distribution. With respect to any distribution in kind by the Partnership, the date of determination of the value (in accordance with Article 20) of any Securities so distributed shall be such date as the Advisory General Partner shall, in its sole discretion, select, which date shall be within ten (10) days of the date of any such distribution.

    Article 20.  PORTFOLIO VALUATION.

    (a) As of any Valuation Date and as of the Friday of each week, the net fair market value of the Partnership's assets ("Net Asset Value") shall be determined. The Net Asset Value shall include the total of realized and unrealized profits, gains and losses, all dividends, interest and other income and shall be net of all Partnership expenses and deferred costs, whether paid or accrued (other than those allocable to the General Partner pursuant to Article 8(j)); in determining the Net Asset Value of the Partnership for purposes of Article 15(b), the admission of any new Limited Partners or additional contributions to this Partnership, Net Asset Value shall be adjusted to reflect an accrual for the Advisory Fees and Allocations that is payable by the Partnership on the relevant Valuation Date; provided further that if the relevant Valuation Date is not a date on which any Performance Allocation is payable or determined, the Net Asset Value shall be adjusted to reflect an accrual equal to the Performance Allocation that would be payable if the relevant Performance Allocation Period ended on such Valuation Date.

    (b) Subject to any procedures as the Managing General Partners adopt from time to time, the fair market value of Securities held in the Partnership's investment portfolio shall be determined by the Advisory General Partner in good faith using reasonable methods of valuation that are consistent with industry practice. In making its determination, the Advisory General Partner may, but is not required to, value Securities at their last closing "bid" price with respect to a "long" position and their last closing "asked" price with respect to a short position. In the event that the transfer of Securities by the Partnership is restricted in any manner, the Advisory General Partner may, subject to such procedures as the Managing General Partners shall adopt from time to time, may value the Securities at such lesser amount as it deems, in its sole and absolute discretion, reflects the value of such Securities after taking into account the restrictions applicable to their transfer by the Partnership.

    (c)  The value of the Partnership portfolio as of any Valuation
         Date shall be reduced by all accrued but unpaid expenses of the Partnership with respect to the particular valuation period, all as determined by the Advisory General Partner in its discretion.

    Article 21. BOOKS AND RECORDS. The books and records of the Partnership shall be kept on an accrual basis and shall be maintained on a basis appropriate for Federal income tax purposes consistently applied, and shall show all revenues, costs, expenditures, assets, liabilities, profits and losses, if any, of the Partnership, as well as all profits, losses, and gains. Such books and records shall include a copy of the Certificate and this Agreement and any and all amendments thereto.

    Article 22. FINANCIAL REPORTS. The following financial reports and statements shall be furnished to the Partners:

         (i)    As soon as available and in any event
                (unless the Advisory General Partner has not received necessary information from third parties) no later than thirty (30) days prior to the date required for the timely filing of an individual Partner's Federal income tax return on a calendar year basis, a report prepared by the Partnership or its accountants indicating to each Partner his share in the profits and losses of the Partnership for such year for Federal income tax purposes.

         (ii) As soon as available and in any event within sixty (60) days after each Valuation Date, financial statements of the Partnership consisting of a balance sheet in which the assets are valued in accordance with Article 20 hereof, and a statement of income and statement of cash flow prepared in accordance with general accepted accounting principles. The cost of the preparation of such financial statements shall be paid by the Advisory General Partner and not out of the Partnership's assets. At such time the Advisory General Partner shall also provide the Partners with such narrative and other financial and related information as it deems appropriate. All such financial statements and information shall be prepared in accordance with generally accepted accounting principles consistently applied but need not be audited.

         (iii)  Within the time period presented by the
                Investment Company Act, such other reports and audited and unaudited financial statements as shall be required under the Investment Company Act.

    Article 23. INSPECTION OF BOOKS AND RECORDS. The books and records of the Partnership shall be located at its principal place of business and shall be available for inspection by the Partners and their authorized representatives, who may make copies thereof and take extracts therefrom during usual business hours in accordance with the Act. Each Partner shall bear all expenses incurred in any such examination made for or on his behalf, and covenants that in the exercise of his rights hereunder, he will cause no unreasonable interference with or disruption of the business and operations of the Partnership. All decisions as to accounting principles and elections, whether for book or tax purposes (and such decisions may be different for each such purpose) shall be made by the Advisory General Partner.

    Article 24.  PARTNER'S INVESTMENT INTENT AND TRANSFER OF INTERESTS.

    (a) Each of the Partners, by execution of this Agreement, hereby acknowledges and represents, and any transferee of any Interest and any Additional Limited Partner or Substituted Partner by execution of an appropriate supplement to this Agreement shall be required to acknowledge and represent, that he is acquiring his respective interest in the Partnership for his own account, for investment and not with a view to, or in connection with, any sale, distribution or fractionalization thereof within the meaning of either (i) the Securities Act, (ii) the Securities Exchange Act of 1934, as amended, or (iii) any applicable state securities laws which may be or become applicable (said laws in the immediately preceding clauses (i), (ii) and (iii) being referred to in this Agreement as "Securities Laws").

    (b) No sale, transfer, assignment, exchange or other disposition or transfer of any Interest in the Partnership may be made except in compliance with the Securities Laws and rules and regulations of any governmental authority with jurisdiction over such disposition, and the Advisory General Partner may require as a condition of any transfer of such interest that the transferor and/or the transferee (i) assume all costs incurred by the Partnership in connection with any transfer, (ii) furnish a written opinion of legal counsel satisfactory to the Partnership, both as to such legal counsel and opinion, that the proposed transfer is exempt from the registration and other applicable provisions of the Securities Laws and otherwise complies with law, and (iii) execute such instrument or instruments as the Advisory General Partner may deem necessary or desirable in connection therewith. Without limiting the foregoing, in the case of admission of a new Partner, the Advisory General Partner shall require such new Partner to execute (and it shall be a precondition to such admission that such new Partner execute) a written acceptance and adoption of all of the terms and provisions of this Agreement, as then amended.

    (c) Any sale, exchange or other disposition or transfer in contravention of any of the provisions of this Article 24 or other provisions of this Agreement shall be void and ineffectual, and shall not bind the Partnership or be recognized by it.

    Article 25.  AMENDMENTS.

    (a)  This Agreement may be amended or modified by the Advisory
         General Partners with the consent of 75% in Interest of the Limited Partners, PROVIDED, HOWEVER, that (i) no amendment shall increase the liability or obligations of any Partner without the written consent of such Partner, (ii) except as otherwise specifically provided herein, no amendment shall reduce any Partner's rights to share in the Partnership's cash flow, net cash proceeds, or profits, losses and credits without the written consent of such Partner, (iii) this Article 25 may not be amended without the consent of all of the Partners and (iv) no consent is required with respect to an amendment (A) to SCHEDULE A hereto to reflect the admission of new Partners, additional Capital Contributions by existing Partners, the redemption of Interests or any change in a Partner's Interest in the Partnership to the extent authorized hereby, (B) to the allocation provisions of Articles 13 and 14 to the extent that, in the opinion of counsel to the Partnership, such amendment is recommended to ensure that the allocations comply with Regulations (including any proposed Regulations) issued under Sections 704(b), 704(c) or 706 of the Code, or (C) to delete or add any provision recommended by counsel to be so deleted or added by any state, Federal or other governmental "Blue Sky" or securities commission, agency or official provided that such amendment does not adversely affect the Partners.

    (b) In addition to any amendments otherwise authorized hereby, this Agreement may be amended from time to time by the Advisory General Partners without the consent of any of the Limited Partners
         (1) to add to the representations, duties or obligations of the General Partners or surrender any right or power granted to the General Partners herein, (2) to cure any ambiguity or correct or supplement any provisions hereof which may be inconsistent with any other provision hereof, or correct any printing, stenographic or clerical errors or omissions; or (3) to conform to any safe harbor provisions which would preserve the substantial economic effect or alternative economic effect characterization of the allocations of profits and losses; (4) to provide any necessary information regarding the Limited Partners, or any additional or successor General Partner; provided, however, that no amendment shall be adopted pursuant to this Article 25(b) unless such amendment would not alter the Interest of a Partner in profits or losses, rights to redemptions or rights to distributions and such amendment is not materially adverse to the interests of the Limited Partners, and such amendment would not, in the opinion of counsel for the Partnership, alter, or result in the alteration of, the limited liability of the Limited Partners or the status of the Partnership as a partnership that is not a publicly traded partnership for federal income tax purposes.

    (c) Upon the adoption of any amendment to this Agreement, the amendment shall be executed by the Advisory General Partner on behalf of itself and all the Managing General Partners and Limited Partners and, if required by the Act, an amendment to the Certificate shall be filed in the proper records of the Commonwealth and of each jurisdiction in which recordation is necessary for the Partnership to conduct business or to preserve the limited liability of the Limited Partners.

    Article 26.  PROHIBITION OF CERTAIN TRANSFERS; TAX ELECTIONS.

    (a) Notwithstanding any other provision of this Agreement, no sale or exchange of all or any part of any Partner's Interest in the Partnership may be made if (i) the Interest sought to be sold or exchanged, when added to the total of all other Interests in the Partnership sold or exchanged within the period of twelve consecutive months prior to the proposed date of sale or exchange, could, in the opinion of tax counsel to the Partnership, result in the termination of the Partnership under Section 708 of the Code or the treatment of the Partnership as a publicly traded partnership under Section 7704 of the Code or (ii) the initial offering price of each Interest held by any Limited Partner after such transfer would be less than $20,000. In no event may any Interest be subdivided for resale into Interests whose initial offering price would be less than $20,000.

    (b) The Advisory General Partners, in its sole discretion, shall make all tax elections on behalf of the Partnership. In the event that the Partnership redeems all or any portion of a Partner's interest in the Partnership, or a Partner transfers all or any portion of his interest in the Partnership to a new Partner, the Partnership (i) shall, if determined by the Managing General Partners, file an election under Section 754 of the Code (or any successor statute) so that the basis of the Partnership property may be adjusted as a result of such redemption or transfer in accordance with Section 734 or Section 743 of the Code, and (ii) if such an election is made, shall for tax purposes, so adjust the basis of the property held by the Partnership. No Partner shall have the right to demand the benefit of any election under Code
         Section 754.

    Article 27.  GENERAL PROVISIONS.

    (a) NOTICE. For the purposes of this Agreement, all notices given hereunder shall be made in writing either by delivering such notice in person or by mailing such notice, by registered or certified mail, return receipt requested, postage and registration or certification fees prepaid, or by telecopier or other facsimile transmission (i) if to the Advisory General Partner or the Partnership, care of Adams, Harkness & Hill, Inc., 60 State Street, Boston, Massachusetts 02109, Attn: President and (ii) if to any Managing General Partner or any Limited Partner, at its respective address set forth below its name on SCHEDULE A attached hereto.
         Any party may change its address for purposes of this Article by written notice given in accordance with this Article 27(a). All notices will be deemed given three (3) days after mailing the notice or upon delivery if hand delivered or if sent by telecopier or by other facsimile transmission.

    (b) POWER OF ATTORNEY. Each of the Limited Partners hereby constitutes and appoints each General Partner and each Managing General Partner hereby constitutes the Advisory General Partner and each other Managing General Partner, and each of them, to be its true and lawful attorney(s) in its name, place and stead, to make, execute, sign, acknowledge and file:

         (i) The Certificate of Limited Partnership filed pursuant to the Act, this Agreement and any other document, instrument or agreement contemplated thereby;

         (ii) Any other certificate or instrument which may be required to be filed by the Partnership under the laws of the Commonwealth of Massachusetts, or in order to qualify as a foreign limited partnership doing business in any other state or jurisdiction as required in connection with the Partnership business;

         (iii) Any and all amendments, modifications or restatements of the instruments described in the preceding subparagraphs (i) and (ii), including without limitation, amendments, modifications or restatements necessary to admit Partners to the Partnership, to reflect any change in or transfer of a Partner's interest in the Partnership, or relating to the admission or increased contribution of a Partner;

         (iv)   Any other instruments determined by the
                General Partner to be necessary or desirable in connection with the proper conduct of the business of the Partnership and cancellation of its Certificate of Limited Partnership as amended from time to time.

    It is expressly understood and intended by each of the Partners that the grant of the foregoing power of attorney under this Article 27(b) is coupled with an interest and is irrevocable and shall survive the death or incapacity of each Partner. Such power of attorney shall survive the delivery of an assignment or other attempted transfer by any of the Partners of the whole or any portion of his Partnership interest, except that where an assignee or transferee of such Interest has been approved as a substitute Limited Partner, then such power of attorney of the assignor of the Limited Partner shall survive the delivery of such assignment or transfer for the sole purpose of enabling the General Partner(s) to execute, acknowledge and file any and all instruments necessary to effect such substitution. Each Partner shall execute and deliver to the Advisory General Partner within five (5) days after receipt of the Advisory General Partner's request therefor such further designations, powers-of-attorney and other instruments as the Advisory General Partner deems necessary or appropriate to carry out the terms of this Agreement.

    (c) CONFIDENTIALITY. Each Partner acknowledges that it will have access to confidential information of the Partnership concerning its investments, strategies, Partners and related matters. Each Partner hereby agrees that it will hold all such information in strict confidence and will not disclose any such confidential information to third parties.

    (d) ADDITIONAL DOCUMENTS. Each Partner hereby agrees to execute all certificates, counterparts, amendments, instruments or documents that may be required by the laws of the various states and other jurisdictions in which the Partnership operates or desires to operate to conform with such laws governing limited partnerships.

    (e) COUNTERPARTS. This Agreement or any amendment or supplement thereto may be signed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one Agreement.

    (f) LOANS AND INTEREST. No interest shall be paid on the Capital Contributions of the Limited Partners. Nevertheless, any Limited Partner may make unsecured loans to the Partnership on terms to which such lending Limited Partner and the General Partners agree.

    (g) NO SPECIFIC SHARE. The Partners shall have no share in or right to a particular share of the Partnership assets, except as expressly provided in this Agreement.

    (h) TABLE OF CONTENTS AND HEADINGS. The table of contents and the headings are inserted in this Agreement for convenience only and shall not control or affect the meaning or construction of any of the provisions of hereof.

    (i)  METHOD OF GIVING CONSENT.  Any consent required by this
         Agreement may be given by: (i) a written approval given by the approving Partner and received by the Advisory General Partner at, prior to or subsequent to the doing of the act or thing for which the approval is solicited; or (ii) the affirmative vote by the approving Partner to the doing of the act or thing for which the approval is solicited at any meeting called and held pursuant to this Article 27(i). Any matter requiring the consent of all or any of the Partners or Limited Partners pursuant to this Agreement may be considered at a meeting of the Partners held not less than 7 nor more than 60 days after notice thereof shall have been given by the General Partners to all Partners. Such meeting may be called by the Advisory General Partners or a majority of the Managing General Partners, in their discretion, at any time and notice therefor shall be given by the General Partner upon the written request of 66 2/3% in Interest of the Limited Partners. Any such Notification shall state briefly the purpose, time and place of the meeting.
         All such meetings shall be held within or
         outside the Commonwealth at such locations as the Advisory General Partner may designate. Partners may vote in person or by proxy in accordance with the procedures reasonably established by the Advisory General Partners.

    (j) RIGHTS AND REMEDIES. Except as otherwise expressly provided herein, all rights and remedies herein provided shall be cumulative, shall not exclude any other right or remedy available under law, and all of such rights and remedies may be exercised and enforced separately or concurrently and as often as occasion therefor shall arise. In order to effectuate and carry out the purposes of this Agreement, the parties hereto shall have the right to specifically enforce the provisions hereof or to enjoin their violation.

    (k) BINDING ON SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties signatory hereto and their successors, permitted assigns and legal representatives.

    (l) PRINCIPLES OF CONSTRUCTION. This Agreement shall be construed to the maximum extent possible to comply with all the provisions of the Investment Company Act and the Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Investment Company Act, the Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire Agreement. In that case, this Agreement shall be construed so as to limit any term or provision so as to make it enforceable or valid within the requirements of such law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provision.

    (m) ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and it supersedes any prior agreement or arrangement between the parties relative to the subject matter hereof.

    (n) APPLICABLE LAW. This Agreement and the rights, powers, duties and remedies of the Partners with respect to each other shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts.

             [remainder of page intentionally left blank]

      IN WITNESS WHEREOF, the parties have executed this Third Amended and Restated Agreement of Limited Partnership as an instrument under seal as of the day and year first set forth above.

                                         ADVISORY GENERAL PARTNER:

                                         ADAMS, HARKNESS & HILL, INC.



                                         By:  /s/Harry E. Wells, III
                                             ---------------------------
                                              Harry E. Wells, III


                                         MANAGING GENERAL PARTNER:



                                         /s/Harry E. Wells, III
                                         --------------------------------
                                         Harry E. Wells, III


                                         /s/Nelson S. Gifford
                                         --------------------------------
                                         Nelson S. Gifford



                                         /s/Richard H. Rhoads
                                         --------------------------------
                                         Richard H. Rhoads


                                         LIMITED PARTNERS:

                                         THOSE PERSONS LISTED ON SCHEDULE A
                                         ATTACHED HERETO AS LIMITED PARTNERS